Exhibit 11
                                                                   ----------

                          READING & BATES CORPORATION
                               AND SUBSIDIARIES

     COMPUTATION OF NET INCOME PER COMMON SHARE, PRIMARY AND FULLY DILUTED
               (in thousands except share and per share amounts)

                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                  -------------------------
                                                     1997           1996
                                                  ----------     ----------
 PRIMARY NET INCOME PER SHARE:

 Weighted average number of common shares
   outstanding                                    72,007,880     61,966,020
                                                  ==========     ==========
 Net  income                                      $   21,913     $   13,472

 Adjustments:
  Less dividends paid on $1.625 Convertible
    Preferred Stock                                        -         (1,213)
                                                  ----------     ----------
 Adjusted net  income applicable to common
  shares outstanding                              $   21,913     $   12,259
                                                  ==========     ==========
 Net income per common share                      $      .30     $      .20
                                                  ==========     ==========
 FULLY DILUTED NET INCOME PER SHARE:*

 Weighted average number of common shares
   outstanding                                    72,007,880     61,966,020

 Assume exercise of outstanding stock options
   (based on the treasury stock method)            1,015,849      1,166,294

 Assume conversion of (at the beginning of
  the period):
   $1.625 Convertible Preferred Stock                      -      8,647,485
   8% Senior Subordinated Convertible Debentures     863,576        823,631
                                                  ----------     ----------
 Adjusted common shares outstanding
   - fully diluted                                73,887,305     72,603,430
                                                  ==========     ==========
 Adjusted net income applicable to common
  shares outstanding                              $   21,913     $   12,259

 Adjustments:
   Interest on 8% Senior Subordinated
    Convertible Debentures                               941            868
   Dividends paid on $1.625 Convertible
    Preferred Stock                                        -          1,213
                                                  ----------     ----------
 Adjusted net income applicable to common
  shares outstanding - assuming full dilution     $   22,854     $   14,340
                                                  ==========     ==========
 Net income per common share - assuming
  full dilution                                   $      .31     $      .20
                                                  ==========     ==========

* This calculation considers all convertible securities and is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15.